Exhibit (d)(4)

Schedule A

(updated 20/28/2020)

Funds

Amplify Online Retail ETF (IBUY)

Amplify CWP Enhanced Dividend Income ETF (formerly Amplify YieldShares CWP Dividend & Option Income ETF) (DIVO)

Amplify EASI Tactical Growth Index ETF (EASI)

Amplify International Online Retail ETF (XBUY)

Amplify CrowdBureau® Peer-to-Peer Lending & Crowdfunding ETF (LEND)

Amplify High Income ETF (YYY)

Amplify Seymour Cannabis ETF (CNBS)